FIRST AMENDMENT
TO
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
LIGHTSTONE VALUE PLUS REIT LP

THIS FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF LIGHTSTONE VALUE PLUS REIT LP (this “Amendment”) is made as of June 26, 2008 by and among Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation (the “REIT”), as the General Partner of Lightstone Value Plus REIT LP., a Delaware limited partnership (the “Partnership”), Lightstone Value Plus REIT LLC, a Delaware limited liability company, as the Initial Limited Partner and sole existing limited partner of the Partnership, Lightstone SLP, LLC, a Delaware limited liability company, as Special General Partner of the Partnership, Arbor Mill Run JRM LLC, a Delaware limited liability company (“Arbor JRM”) and Arbor National CJ, LLC, a New York limited liability company (“Arbor CJ”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 22, 2005, by and among the REIT, the Initial Limited Partner and Special General Partner and the other parties signatory thereto (the “Partnership Agreement”).

WITNESSETH:

WHEREAS, on the date hereof, Arbor JRM has contributed a 22.08% common interest in Mill Run L.L.C., a Delaware limited liability company (“Mill Run”), representing all of its membership interest in Mill Run, to the Partnership (the “Arbor JRM Contribution”) pursuant to that certain Contribution and Conveyance Agreement dated as of the date hereof by and between Arbor JRM and the Partnership (the “Arbor JRM Contribution Agreement”);

WHEREAS, on the date hereof, Arbor CJ has contributed a 0.46% common interest in Mill Run, representing all of its membership interest in Mill Run, to the Partnership (the “Arbor CJ Contribution”) pursuant to that certain Contribution and Conveyance Agreement dated as of the date hereof by and between Arbor CJ and the Partnership (the “Arbor CJ Contribution Agreement”);

WHEREAS, AR Prime Holdings LLC, a Delaware limited liability company (“AR Prime”), the REIT and the Partnership are parties to that certain Contribution and Conveyance Agreement dated as the date hereof (the “AR Prime Contribution Agreement”) pursuant to which, upon the closing of the AR Prime Contribution Agreement, AR Prime will contribute its 25% membership interest in Prime Outlets Acquisition Company LLC, a Delaware limited liability company (“POAC”), representing all of its membership interest in POAC, to the Partnership (the “POAC Contribution”);

WHEREAS, pursuant to each of the Arbor JRM Contribution Agreement, the Arbor CJ Contribution Agreement and the AR Prime Contribution Agreement, and in exchange for each of the Arbor JRM Contribution, the Arbor CJ Contribution and the POAC Contribution, respectively, the Partnership has agreed to issue to Arbor JRM and Arbor CJ, respectively, on the date hereof, and to AR Prime, upon the closing of the POAC Contribution, certain common Limited Partner Interests in the Partnership as well as certain preferred Limited Partner Interests represented by a newly designated preferred class of Limited Partner Interest of the Partnership with the rights, privileges and preferences set forth on Exhibit A hereto (the “Series A Preferred Units”); and

WHEREAS, the parties to this Amendment desire to amend the Partnership Agreement to reflect the creation of the Series A Preferred Units and the rights, privileges and preferences thereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows.

1. Pursuant to Section 4.3 of the Partnership Agreement, the Partnership Agreement is hereby amended (i) to create the Series A Preferred Units with the rights, privileges and preferences set forth on Exhibit A attached hereto and (ii) to admit each of Arbor JRM and Arbor CJ as a Limited Partner of the Partnership as of the date hereof in accordance with the provisions of the Arbor JRM Contribution Agreement and the Arbor CJ Contribution Agreement, respectively, and, upon and as of closing of the transactions contemplated by the POAC Contribution Agreement, to admit AR Prime as a Limited Partner of the Partnership effective as of the closing date of the POAC Contribution in accordance with the provisions of the AR Prime Contribution Agreement.

2. Section 5.1 of the Partnership Agreement is hereby amended to provide that, notwithstanding anything in the Partnership Agreement to the contrary, distributions payable with respect to the Series A Preferred Units as provided in Section 4 of Exhibit A attached hereto or, in the event of a Liquidation (as defined in Exhibit A attached hereto) that is not a Liquidating Event, as provided in Section 5 of Exhibit A attached hereto, shall have priority over all of the other distributions to Partners pursuant to Section 5.1 of the Partnership Agreement.

3. Article 6 and Exhibit B of the Partnership Agreement are hereby amended to provide that, notwithstanding anything in the Partnership Agreement to the contrary, allocations of Net Income and Net Loss to holders of Series A Preferred Units in any year shall be limited as provided in Section 4(F) of Exhibit A attached hereto.

4. Section 13.2 of the Partnership Agreement is hereby amended to provide that, notwithstanding anything in the Partnership Agreement to the contrary, distributions payable with respect to the Series A Preferred Units as provided in Section 5 of Exhibit A attached hereto shall have priority over all of the other distributions to Partners following a Liquidating Event, including any distributions pursuant to Section 13.2(a)(iii)(D).

5. The Partnership Agreement is hereby amended to the fullest extent necessary to effect all of the matters contemplated by this Amendment, including but not limited to the terms set forth on Exhibit A hereto, and including, without limitation, the voting rights of the holders of Series A Preferred Units and restrictions on the General Partner and the Partnership that are set forth in Section 8 of Exhibit A attached hereto. Except as specifically provided for in this Amendment, the provisions of the Partnership Agreement shall remain in full force and effect.

6. The execution, delivery and effectiveness of this Amendment shall not operate (a) as an amendment or modification of any provision, right or obligation of any Partner under the Partnership Agreement except as specifically set forth in this Amendment or (b) as a waiver or consent to any subsequent action or transaction.

7. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

8. This Amendment contains the entire understanding among the parties with respect to the subject matter hereof and supersedes any other prior written or oral understanding or agreements among their with respect thereto.

9. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.

10. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly executed on its behalf as of the date first above written.

GENERAL PARTNER: LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

By:
David Lichtenstein Chief Executive Officer and President

LIMITED PARTNER: LIGHTSTONE VALUE PLUS REIT LLC

By:
David Lichtenstein Authorized Person

SPECIAL GENERAL PARTNER: LIGHTSTONE SLP, LLC

By:
David Lichtenstein Authorized Person

ARBOR JRM: ARBOR MILL RUN JRM LLC

By:
Name:
Title:

ARBOR CJ: ARBOR NATIONAL CJ, LLC

By:
Name:
Title:

EXHIBIT A

TERMS OF SERIES A PREFERRED UNITS

In accordance with Section 4.3 of the Partnership Agreement, set forth below are the terms and conditions of the Series A Preferred Units established by the Partnership on June 26, 2008.

1. Definitions. For purposes of the Series A Preferred Units, the following terms shall have the meanings indicated in this Section 1. Capitalized terms used but not otherwise defined in this Exhibit A shall have the meanings set forth in Article I of the Partnership Agreement, as amended by the Amendment to which this Exhibit A is attached.

“Common Units” shall mean any class or series of Partnership Interest that does not have a priority or preference in the payment of distributions in the distribution of assets upon any Liquidation, including but not limited to all partnership Interests issued to the General partner or to the Special General Partner.

“Estimated Market Price” shall have the meaning set forth in Section 6(A) of this Exhibit A.

“Liquidation” shall mean the occurrence of any Liquidating Event or any lease or transfer of all or substantially all of the Partnership’s property or assets.

“Lockout Date” shall mean June 26, 2013.

“Series A Distribution Payment Date” shall mean with respect each calendar quarter a date that is no later than 30 days after the end of such calendar quarter.

“Series A Distribution Period” shall mean quarterly distribution periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Series A Distribution Period.

“Series A Distribution Record Date” shall have the meaning set forth in Section 6(C) of this Exhibit A.

“Series A Junior Units” shall mean Common Units and any Partnership Units of any other class or series now or hereafter issued and outstanding that are not Series A Senior Units, Series A Preferred Units or Series A Parity Units.

“Series A Liquidation Preference” shall have the meaning set forth in Section 5(A) of this Exhibit A.

“Series A Parity Units” shall mean any class or series of Limited Partner Interest now or hereafter issued and outstanding, whether or not the distribution rates thereof shall be different from those of the Series A Preferred Units, if the holders of such class or series and the Series A Preferred Units shall be entitled to (i) the receipt of distributions in proportion to their respective amounts of accrued and unpaid distributions per unit and (ii) amounts distributable upon Liquidation in proportion to their respective liquidation preferences, in each case without preference or priority one over the other.

“Series A Senior Units” shall mean any class or series of Partnership Interest of the Partnership hereafter issued and outstanding, if the holders of such class or series shall be entitled to the receipt of distributions prior to a Liquidation or of amounts distributable upon any event of Liquidation, in preference or priority to the holders of Series A Preferred Units.

2. Number of Preferred Units and Designation. This series of preferred Partnership Interests shall be designated as the 4.6316% Series A Preferred Limited Partner Interests (the “Series A Preferred Units”). The number of units which shall initially constitute such series shall be 80,000 units.

3. Ranking. The Series A Preferred Units shall, with respect to the payment of distributions and the right to receive the Series A Liquidation Preference upon a Liquidation, rank junior to all Series A Senior Units; rank senior to all Series A Junior Units, and rank in parity with all Series A Parity Units.

4. Distributions.

(A) Subject to the preferential rights of the holders of any Series A Senior Units, the holders of Series A Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, cumulative preferential distributions payable in cash in an amount per unit equal to an annual rate of 4.6316% payable in arrears shall be calculated daily and shall be computed on the actual number of days elapsed over a month of 30 days and a year of 360 days; provided, however, that in the event that the Series A Preferred Units are not redeemed by the Partnership on the Lockout Date or within fifteen (15) days thereafter, the annual distribution rate applicable to the Series A Preferred Units shall increase from 4.6316% to fifteen percent (15%) per annum for so long as the Series A Preferred Units remain outstanding. The distributions shall begin to accrue and shall be fully cumulative from the day of issuance of any such Series A Preferred Units and shall be payable quarterly, when, as and if declared by the General Partner, in arrears, on each Series A Distribution Payment Date. Each such distribution shall be payable to the holders of record of Series A Preferred Units as they appear in the records of the Partnership at the close of business on such record date, not less than 10 nor more than 30 days preceding such Series A Distribution Payment Dates thereof, as shall be fixed by the General Partner. Accrued and unpaid distributions for any past Series A Distribution Periods may be declared and paid at any time and for such interim periods, without reference to any regular Series A Distribution Payment Date, to holders of record on such date, not less than 10 nor more than 30 days preceding the payment date thereof, as may be fixed by the General Partner. Any distribution payment made on Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to Series A Preferred Units which remains payable.

(B) The amount of distributions payable for any Series A Distribution Period shorter than a full calendar quarter on the Series A Preferred Units shall be computed by dividing the number of days in such period by 360 and multiplying the result by the product of the annual distribution rate (i.e., 4.6316%) multiplied by the Series A Liquidation Preference (i.e., $1,000.00 per Series A Preferred Unit). Holders of Series A Preferred Units shall not be entitled to any distributions, whether payable in cash, property or shares, in excess of cumulative distributions, as herein provided, on the Series A Preferred Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Units which may be in arrears.

(C) So long as any Series A Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Series A Junior Units for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Units for all Series A Distribution Periods terminating on or prior to the distribution payment date on such class or series of Series A Junior Units.

(D) So long as any Series A Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Series A Parity Units for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Units for all Series A Distribution Periods terminating on or prior to the distribution payment date on such class or series of Series A Parity Units. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series A Preferred Units and all distributions declared upon any other class or series of Series A Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series A Preferred Units and accumulated and unpaid on such Series A Parity Units.

(E) No distributions on Series A Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(F) Subject at all times to Section 2 and Section 3(a), (b), (e) and (f) of Exhibit B to the Partnership Agreement, with respect to any Partnership Year, the holders of Series A Preferred Units shall be allocated Net Income, Net Loss and other allocable Partnership items of income, gain, loss or expense, only with respect to and to the extent of the amounts actually distributed to such holder of Series A Preferred Units for such Partnership Year (but in no event distributed later than 30 days after the end of that Partnership Year) pursuant to this Section 4 on account of the annual return accrued on the Series A Preferred Units, but none of such items shall be allocated to the holders of Series A Preferred Units on account of any other distributions (all such other distributions representing a return of contributed capital).

5. Liquidation Preference.

(A) In the event of any Liquidation, subject to the prior preferences and other rights of any Series A Senior Units, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Series A Junior Units, the holders of the Series A Preferred Units shall be entitled to receive One Thousand Dollars ($1,000.00) (the “Series A Liquidation Preference”) per Series A Preferred Unit plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any Liquidation, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series A Preferred Units and all Series A Parity Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other units of any class or series of Series A Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Units and any such other Series A Parity Units ratably in accordance with the respective amounts that would be payable on such Series A Preferred Units and any such other Series A Parity Units if all amounts payable thereon were paid in full.

(B) Subject to the rights of the holders of any Series A Parity Units or Series A Senior Units, upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series A Preferred Units, as provided in this Section 5, the holders of Series A Preferred Units shall have no other claim to the remaining assets of the Partnership and any other series or class or classes of Series A Junior Units shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Units shall not be entitled to share therein.

6. Conversion.

(A) Unless such Series A Preferred Units have previously been redeemed pursuant to Section 8 hereof, at the option of the holder thereof, any Series A Preferred Units may be converted, in whole or in part, at any time and from time to time after the Lockout Date, into such number of Common Units obtained by dividing the aggregate Series A Liquidation Preference (including for this purpose any distributions accrued and unpaid in respect of any prior Series A Distribution Periods but not the then-current Series A distribution Period) of such Series A Preferred Units by the estimated fair market value of one common share in the REIT (the “Estimated Market Value”) as determined by Robert A. Stanger & Co., Inc. or another nationally recognized independent valuation firm with expertise in valuing the securities of real estate investment trusts, reasonably acceptable to the Partnership and holders owning at least sixty six and two thirds percent (66 and 2/3%) of Series A Preferred Units.

(B) In order to exercise the conversion right, the holder of each applicable Series A Preferred Unit shall surrender the certificate representing such Series A Preferred Unit, duly endorsed or assigned to the Partnership in blank, to the Partnership, accompanied by written notice to the Partnership that the holder thereof elects to convert such Series A Preferred Units.

(C) Holders of Series A Preferred Units at the close of business on the record date (a “Series A Distribution Record Date”) in respect if any Series A Distribution Payment Date shall be entitled to receive the distribution payable on such units on the corresponding Series A Distribution Payment Date notwithstanding the conversion thereof following such Series A Distribution Record Date and prior to such Series A Distribution Payment Date.

(D) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificate for the Series A Preferred Units shall have been surrendered and such notice received by the Partnership as aforesaid.

(E) No fractional units or scrip representing fractions of Common Units shall be issued upon conversion of the Series A Preferred Units. Instead of any fractional interest in a Common Unit that would otherwise be deliverable upon the conversion of a Series A Preferred Unit, the Partnership shall pay to the holder of such Series A Preferred Unit an amount equal in cash based upon the then Estimated Market Price. If more than one Series A Preferred Unit shall be surrendered for conversion at one time by the same holder, the number of Common Units issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Units so surrendered.

7. Redemption. The Series A Preferred Units shall have no mandatory redemption or maturity date. The Series A Preferred Units shall not be redeemable by the Partnership prior to the Lockout Date. On or after the Lockout Date, the Series A Preferred Units may be redeemed at the option of the Partnership (which notice may be delivered prior to the Lockout Date as long as the redemption does not occur prior to the Lockout Date), in whole but not in part, on thirty (30) days’ prior written notice at the option of the Partnership, at a redemption price per Series A Preferred Unit equal to the sum of the Series A Liquidation Preference plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of redemption, and the redemption price shall be payable in cash. During any redemption notice period, the holders of the Series A Preferred Units shall retain any conversion rights with respect to the Series A Preferred Units. The Series A Preferred Units shall not be subject to any sinking fund or other obligation of the Partnership to redeem or retire the Series A Preferred Units.

8. Voting.

(A) Other than as expressly provided in below in this Section 8, the Series A Preferred Units shall not have any voting rights or powers, and the consent of the holders thereof, shall not be required for the taking of any Partnership action.

(B) As long as any of the Series A Preferred Units shall remain outstanding, the Partnership shall not, and the General Partner shall not have the authority to cause the Partnership to, take any of the following actions without the prior written consent of holders owning at least sixty-six and two-thirds percent (66 and 2/3%) of the Series A Preferred Units then issued and outstanding, voting as a single class, in person or by proxy:

(1) Issue any Series A Senior Units or additional Series A Preferred Units, except for Series A Preferred Units that are issued to AR Prime pursuant to the AR Prime Contribution Agreement; provided, however, nothing in this clause 8(B)(1) shall prohibit the Partnership from issuing Series A Junior Units or Series A Parity Units.

(2) Issue any Series A Parity Units if (x) the liquidation preference for such units exceeds the value of the consideration received by the Partnership for the issuance of such units, as determined by the Board of Directors of the REIT in its sole discretion, (y) the rates at which distributions are payable on such units are calculated on a base amount that is higher than the liquidation preference for such units, or (z) the distribution payment dates for such units are not the same as those for the Series A Preferred Units.

(3) Redeem or repurchase any Series A Junior Units.

(4) Redeem or repurchase any Series A Parity Units on or after the Lockout Date, unless concurrently therewith all of the Series A Preferred Units are being redeemed.

(5) Redeem or repurchase any Series A Party Units prior to the Lockout Date, unless the full cumulative distributions have been or contemporaneously are declared and paid or set apart for payment for any past Series A Distribution Periods; provided that in the case of a repurchase, Series A Parity Units may not be purchased by the Partnership at a price higher than the redemption price for such Series A Parity Units or if no redemption price is provided for, the liquidation preference for such Series A Parity Units, plus any accrued and unpaid distributions thereon to the extent not otherwise included in the calculation of the liquidation preference for such Series A Parity Units.

(6) (x) Effectuate amendments to the Partnership Agreement (other than amendments to this Exhibit A) that would materially adversely affect the terms and conditions of, or the rights, privileges or preferences of the holders of the Series A Preferred Units or (y) effectuate amendments to any provisions set forth in this Amendment that would adversely affect the terms and conditions of, or the rights, privileges or preferences of the holders of the Series A Preferred Units.

(C) In the event that the Series A Preferred Units have not been redeemed by the Partnership on the Lockout Date or within fifteen (15) days thereafter, from and after such date the Partnership shall not, and the General Partner shall not have the authority to cause the Partnership to, take any of the following actions without the prior written consent of holders owning at least sixty-six and two-thirds percent (66 and 2/3%) of the Series A Preferred Units then issued and outstanding, voting as a single class in person or by proxy:

(1) Issue any Partnership Interests other than Common Units.

(2) Purchase or otherwise acquire any direct or indirect interest in real property, except that the Partnership shall be permitted to make purchases or acquisitions of interests in real property where the sole consideration for such purchases or acquisitions is exclusively the issuance of Common Units. Notwithstanding the foregoing, the Partnership shall be permitted to consummate any purchase or acquisition from a Person other than the REIT Advisor, the Special General Partner or any of their respective Affiliates provided that such purchase or acquisition (i) was the subject of an executed purchase agreement dated at least 90 days prior to the Lockout Date or (ii) is a follow-on investment in existing real property owned by the Partnership that involves an acquisition (a) of property adjoining property already owned by the Partnership or (b) a greater ownership interest in property already owned by the Partnership; provided that, in the case of (a) and (b) above, such purchase or acquisition is being effected in order to protect, preserve or enhance the Partnership’s existing investment.

(3) Sell, transfer, lease as an entirety, or otherwise dispose of any direct or indirect interest in real property; provided, however, that the Partnership shall be permitted to sell, transfer, lease or otherwise dispose of any real property to a Person other than the REIT Advisor, the Special General Partner or any of their respective Affiliates if such transaction (i) was the subject of a binding executed purchase agreement dated at least 90 days prior to the Lockout Date, or (ii) none of the net proceeds of such transaction (after customary third party transaction costs, other than those payable to Person the REIT Advisor, the Special General Partner or any of their respective Affiliates) shall be distributed to any holders of Series A Junior Units and all of such net proceeds shall instead either (x) be applied to redeem the Series A Preferred Units at the closing of such transaction or (y) be held in a segregated account which may be used solely for the redemption of the Series A Preferred Units.

(4) Lend money to or guarantee the obligation of, any person other than direct or indirect subsidiaries of the REIT or the Partnership, in excess of $500,000 per annum in the aggregate; provided that the Partnership shall be permitted to make any loan or guarantee that is required to be made pursuant to a binding executed agreement dated at least 90 days prior to the Lockout Date; provided, further, that any such loan or guarantee permitted by the previous proviso shall not be permitted to be made to the REIT Advisor, the Special General Partner or any of their respective Affiliates.

(5) Effectuate a merger, consolidation or recapitalization of the Partnership or a conversion of the Partnership to an entity other than a Delaware limited partnership.

(6) Enter into any new agreement or transaction, or modify or waive the terms of, or agree to terminate, any existing agreement or transaction, with the REIT Advisor, the Special General Partner or any of their respective Affiliates; provided, however, that the foregoing restriction shall not apply to the annual renewal of the advisory agreement with affiliates of the Partnership and the annual renewal of the management agreements with affiliates of the Partnership; and provided, further, that in addition to the renewal or extension of the term of any such advisory and management agreement, additional amendments or modifications to such agreements may be made as long as such amendments or modifications (including, without limitation with respect to fees payable pursuant to such agreements) are determined by the Board of Directors of the REIT to be market provisions and amendments as evidenced by a report produced or compiled by Robert A Stanger & Co., Inc. or another independent, nationally recognized valuation firm selected by the Board of Directors of the REIT.

(D) Notwithstanding anything in this Section 8 to the contrary, no consent of the holders of the Series A Preferred Units shall be required with respect to any transaction if (x) prior to the closing of such transaction the Partnership has given written notice that it intends to fully redeem all of the Series A Preferred Units and (y) at the closing of such transaction the Series A Preferred Units are fully redeemed by the Partnership.

(E) The Partnership shall not, and the General Partner shall not have the authority to cause the Partnership to, enter into any binding agreement to take any action that would violate the provisions of this Section 8 (a “Restricted Agreement”); provided, however, that the General Partner shall have the authority to cause the Partnership to enter into a Restricted Agreement if, upon the closing of the transaction contemplated by such Restricted Agreement, the Series A Preferred Units will be redeemed in full by the Partnership.

9. Transfers. Prior to the Lockout Date, no Series A Preferred Unit shall be transferred, sold, assigned, conveyed, gifted, pledged, encumbered, hypothecated, mortgaged, exchanged or otherwise disposed of by law or otherwise (collectively, a “Transfer”) without the prior written consent of the General Partner, which may be withheld or denied by the General Partner it is sole and absolute discretion; provided, however, that notwithstanding anything in the Partnership Agreement to the contrary but subject to the limitations set forth in Sections 11.3 (c), (d), and (e) of the Partnership Agreement as in effect as of June 26, 2008, prior to the Lockout Date there shall be no approval required for, and no restrictions whatsoever on, any Transfer of Series A Preferred Units to Arbor Realty Trust, Inc., Arbor Commercial Mortgage, LLC or any of their respective controlled Affiliates, and there shall be no approval required for, or restrictions on, the pledge of any Series A Preferred Units to the REIT. Notwithstanding anything in the Partnership Agreement to the contrary, (i) from and after the Lockout Date, the only restrictions in the Partnership Agreement on the Transfer of Series A Preferred Units are those set forth in Sections 11.3 (c), (d), and (e) of the Partnership Agreement as in effect as of June 26, 2008 and (ii) any Transfer in contravention of the terms of this Exhibit A shall be void and ineffectual and shall not be binding upon, or recognized by the Partnership.

10. Opt-in to Article 8 of the Uniform Commercial Code. Pursuant to and in accordance with 6 Del. Code Section 8-103(c), all Series A Preferred Units shall be considered and treated as “securities” (within the meaning of Del. Code Section 8-102(a)(15)) governed by Article 8 of the Delaware Uniform Commercial Code. All Series A Preferred Units shall upon issuance be evidenced and represented by Certificates of Series A Preferred Units issued by the Partnership to each holder of Series A Preferred Units. Such Certificate of Series A Preferred Interest is intended to be and shall be considered a “security certificate” within the meaning of 6 Del. Code Section 8-102(a)(16). The Series A Preferred Units represented or evidenced by such Certificate are intended to be treated and shall be considered “certificated securities” within the meaning of 6 Del. Code Section 8-102(a)(4). The General Partner and the officers thereof are hereby authorized, empowered and directed to execute and deliver any such Certificate and such Certificates shall be delivered by the Partnership to the applicable holder concurrently with the date of issuance.

11. Miscellaneous.

(A) Series A Preferred Units will not have any designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption, other than those specifically set forth herein, in the Partnership Agreement, and as may be provided under applicable law.

(B) The headings of the various subdivisions herein are for convenience only and will not affect the meaning if interpretation of any of the provisions herein.

(C) The preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the Series A Preferred Units may be waived, and any of such provisions of the Series A Preferred Units may be amended, with the approval of holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the issued outstanding Series A Preferred Units, voting as a single class in person or by proxy.

12. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, the such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.